Exhibit 99-B.8.15
SELLING AND SERVICES AGREEMENT
AND
FUND PARTICIPATION AGREEMENT

           THIS AGREEMENT, made and entered into as of this 26th day of September, 2005 (the
“Effective Date”) by and among ING Life Insurance and Annuity Company (“ING Life”), ING
Financial Advisers, LLC (“ING Financial”) (collectively, “ING” or “you”), and Columbia
Management Distributors, Inc. (“Distributor” or “we” or “us”, as applicable), acting as agent for the registered open-end management investment companies whose shares are or may be underwritten by Distributor (each a “Fund” or collectively the “Funds”).

           WHEREAS, Distributor acts as principal underwriter for the Funds; and

           WHEREAS, ING Life is an insurance company that issues annuity contracts to, and/or provides various recordkeeping and other administrative services to, certain plans under Sections
401, 403(b), 457 or 408 of the Internal Revenue Code of 1986, as amended (“Code”), certain nonqualified deferred compensation arrangements, and custodial accounts under Section
403(b)(7) or 408 of the Code (collectively, “Plans”); and

           WHEREAS, such Plans may invest in the Funds directly, or alternatively, certain of such
Plans may invest in the Funds indirectly through annuity contracts issued by ING Life (the
“Contracts”); and

           WHEREAS, ING Life has established Variable Annuity Accounts B, C, D and F and may establish such other accounts as may be set forth in Schedule A attached hereto (the “Separate
Accounts”) to serve as an investment vehicle for the Contracts; and

           WHEREAS, ING Life will provide various administrative and shareholder services in connection with the investment by the Plans in the Funds or in the Contracts; and

           WHEREAS, ING Financial will distribute to Plans shares of the Funds or units of the
Separate Accounts that may in turn invest in the Funds;

           NOW, THEREFORE, it is agreed as follows:

1.        Investment of Plan Assets.

                  (a) With respect to Plans that invest in the Funds directly, ING Financial represents that it is authorized under the Plans to implement the investment of Plan assets in the name of an appropriately designated nominee of each Plan (“Nominee”) in shares of investment companies or other investment vehicles specified by a sponsor, an investment adviser, an administrative committee, or other fiduciary as designated by a Plan (“Plan Representative”) upon the direction of a Plan participant or beneficiary (“Participant”). The parties acknowledge and agree that selections of particular investment companies or other investment vehicles are made by Plan representatives or Participants, who may change their respective selections from time to time in accordance with the terms of the Plan.

                  (b) With respect to Plans that invest in the Funds indirectly through the Contracts,
ING Life represents that each of the Separate Accounts is a separate account under Connecticut

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Insurance law and that it has registered or will register each of the Separate Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the
Investment Company Act of 1940 (the “1940 Act”), to serve as an investment vehicle for the
Contracts. Each Contract provides for the allocation of net amounts received by ING Life to a
Separate Account for investment in the shares of one or more specified open-end management investment companies available through that Separate Account as underlying investment media.
Selection of a particular investment management company and changes therein from time to time are made by the Contract Owner or Participant, as applicable under a particular Contract.

                   (c) Each of ING Financial and ING Life agrees that (i) it will perform its obligations hereunder subject to and in compliance with all terms of this Agreement, the Funds, then-current prospectuses and statements of additional information including any supplements thereto
(collectively, the “Prospectus”), the Funds, new account applications, applicable laws, regulations and rules of self-regulatory or clearing organizations (collectively, “Applicable
Law”) and such procedures and instructions as Distributor may communicate to them, and (ii) it will offer and sell Fund shares only in the states and other jurisdictions in which Distributor has indicated on a supplemental list, being provided concurrently herewith and as may be updated from time to time by Distributor, that such offers and sales are permitted.

2.               Omnibus Account.

                   The parties agree that, with respect to each Fund, a single omnibus account held in the name of the Nominee shall be maintained for those Plan assets directed for investment directly in the Fund, and a single omnibus account held in the name of ING Life shall be maintained for those Plan assets directed for investment in the Fund through the Contracts (collectively, the
“Accounts.”) ING Life as issuer of the Contracts or as service agent for the Plans, shall facilitate purchase and sale transactions with respect to the Accounts in accordance with this Agreement.

3.               Pricing Information, Orders, Settlement.

                   (a) Distributor will make shares available to be purchased by the Nominee or by ING Life, as applicable, on behalf of the Accounts, at the net asset value applicable to each order; provided, however, that the Plans or the Separate Accounts meet the criteria for purchasing shares of the
Funds at net asset value as described in the Funds, Prospectuses. Fund shares shall be purchased and redeemed on a net basis for such Plans or such Separate Accounts in such quantity and at such time determined by ING or the Nominee to correspond with investment instructions received by ING from Contract owners, Plan Representatives or Participants. In connection with your offers and sales of Fund shares, you agree that we have no responsibility for determining whether the Funds, shares are suitable for your customers.

                   (b) Distributor agrees to furnish or cause to be furnished to ING Financial for each Fund:
(i) confirmed net asset value information as of the close of trading (currently 4:00 p.m., East
Coast time) on the New York Stock Exchange (“Close of Trading”) on each business day that the
New York Stock Exchange is open for business (“Business Day”) or at such other time as the net asset value of a Fund is calculated as disclosed in the relevant then current Prospectus(es) in a format that includes the Fund,s name and the change from the last calculated net asset value, (ii)
dividend and capital gains information as it arises, and (iii) in the case of a fixed income fund, the daily accrual or the distribution rate factor. Distributor shall provide or cause to be provided to ING Financial such information by 6:30 p.m., East Coast time.

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         (c) ING Financial, as agent for the Funds for the sole purposes expressed herein, shall (i)
receive from Contract owners, Plan Representatives or Participants for acceptance as of the
Close of Trading on each Business Day orders for the purchase of shares of the Funds, exchange orders, and redemption requests and redemption directions with respect to shares of the Funds held by the Nominee or by ING Life on behalf of its Separate Accounts (“Instructions”), (ii)
transmit to Distributor such Instructions no later than 9:00 a.m., East Coast time on the next following Business Day, and (iii) upon acceptance of any such Instructions, communicate such acceptance to the Contract owners, Plan Representatives or Plan Participants, as appropriate
(“Confirmation”). The Business Day on which such Instructions are received in proper form by
ING Financial and time stamped by the Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions.
Instructions received in proper form by ING Financial and time stamped after the Close of
Trading on any given Business Day shall be treated as if received on the next following Business
Day. ING Financial agrees that all Instructions received by ING Financial transmitted to
Distributor for processing as of a particular Business Day~~,~~ will have been received and time stamped prior to the Close of Trading on that previous Business Day.

         (d) ING Financial will wire payment, or arrange for payment to be wired, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by Distributor, as soon as possible, but in any event no later than 4:00 p.m., East
Coast time on the same Business Day on which such purchase orders are made by ING in conformance with Section 3(c).

         (e) Distributor or its designees will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by ING
Financial, as soon as possible, but in any event no later than 4:00 p.m. East Coast time on the same Business Day on which such redemption orders are received by the Distributor in conformance with Section 3(c).

         (f) In lieu of applicable provisions set forth in paragraphs 3(a) through 3(e) above, the parties may agree to provide pricing information, execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation,s Fund/SERV
System, in which case such activities will be governed by the provisions set forth in Exhibit I to this Agreement.

         (g) Upon Distributor,s request, ING shall provide copies of historical records relating to transactions between the Funds and the Contract owners, Plan Representatives or Participants investing in such Funds, written communications regarding the Funds to or from such persons, and other materials, in each case, as may reasonably be requested to enable Distributor or any other designated entity, including without limitation, auditors, investment advisers, or transfer agents of the Funds to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or a shareholder. ING also agrees that ING will permit Distributor or the Funds, or any duly designated representative to have reasonable access to ING,s personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

         (h) ING Life has adopted its own excessive trading policy, a copy of which is attached as
Exhibit II (“Market Timing Policy”). ING does not monitor trading in fund shares on behalf of, or in accordance with disclosed policies of, any fund groups; however, ING Life monitors individual Participant and Contract owner trading in accordance with its Market Timing Policy.

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ING Life will use its best efforts, and shall reasonably cooperate with the Distributor and the
Funds, to enforce both its Market Timing Policy and stated policies in a Fund,s currently effective Prospectus or Statement of Additional Information regarding transactions in Fund shares, including those related to market timing and excessive trading. ING Life will execute any instructions from the Distributor or the Funds to restrict or prohibit further purchases or exchanges of Fund shares by an individual participant or Contract owner who has been identified by the Funds as having engaged in transactions in Fund shares that violate market timing policies established by the Funds. The parties shall use their best efforts, and shall reasonably cooperate with each other to prevent future market timing and frequent trading. ING Life agrees to provide to the Funds certain shareholder identity and transaction information upon the Funds, request, to the extent and within the timeframes provided by Rule 22c-2 under the 1940 Act or other applicable laws, rules or regulations.

            (i) ING Financial shall assume responsibility as herein described for any loss to
Distributor or to a Fund caused by a cancellation or correction made to an Instruction by a
Contract owner, Plan Representative or Participant subsequent to the date as of which such
Instruction has been received by ING Financial and originally relayed to Distributor, and ING
Financial will immediately pay such loss to Distributor or such Fund upon ING Financial,s receipt of written notification, with supporting data.

            (j) Distributor shall indemnify and hold ING harmless, from the Effective Date, against any amount ING is required to pay to Contract owners, Plans, Plan Representatives or
Participants due to: (i) an incorrect calculation of a Fund,s daily net asset value, dividend rate, or capital gains distribution rate or (ii) incorrect or late reporting of the daily net asset value, dividend rate, or capital gain distribution rate of a Fund, upon written notification by ING, with supporting data, to Distributor. In addition, the Fund or the Distributor shall be liable to ING for systems and out of pocket costs incurred by ING in making a Contract owner,s, a Plan,s or a
Participant,s account whole, if such costs or expenses are a result of the Fund,s failure to provide timely or correct net asset values, dividend and capital gains or financial information. If a mistake is caused in supplying such information or confirmations, which results in a reconciliation with incorrect information, the amount required to make a Contract owner,s or a
Plan,s or a Participant,s account whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected.

            (j) Each party shall notify the other of any errors or omissions in any information, including a net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible. ING Financial and Distributor agree to maintain reasonable errors and omissions insurance coverage commensurate with each party,s respective responsibilities under this
Agreement.

4.         Servicing Fees.

            The provision of shareholder and administrative services to Contract owners or to the Plans shall be the responsibility of ING Financial, ING Life or the Nominee and shall not be the responsibility of Distributor. The Nominee, or ING Life on behalf of its Separate Accounts, will be recognized as the sole shareholder of Fund shares purchased under this Agreement. It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders.
In consideration of the administrative savings resulting from such arrangement, Distributor

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agrees to pay to ING Life a servicing fee based on the annual rate of 0.15% (0.0375% quarterly )
of the average net assets invested in the Funds through the Contracts or through ING Life,s arrangements with Plans in each calendar quarter. Distributor will make such payments to ING
Life within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Life for the quarter and such other supporting data as may be reasonably requested by ING Life. If required by a Plan or by applicable law, ING Life shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such servicing fees, or to use servicing fees it collects from
Distributor to offset other fees payable by the Plan to ING Life. Distributor,s liability to ING for the payment of a distribution or service fee related to a Fund for any period is limited solely to the proceeds of that Fund,s distribution or service fee actually received by Distributor for such period. Distributor may stop paying distribution and service fees for any Fund at any time without notice to ING. Each Fund reserves the right to establish and change minimum asset amounts at the representative,s level and dealer level as conditions for its obligations to pay service fees.

You agree to disclose your compensation under this Agreement, together with any other compensation you receive in connection with your customers, investments in Fund shares, to your customers as required by Applicable Law and to the extent necessary to ensure that your customers fully understand all such compensation and any conflicts of interest related to your receipt of such compensation. You also agree and warrant that your customers will authorize your compensation to the extent required by Applicable Law.

5.       12b-1 Fees.

          Subject to Section 4, to compensate ING Financial for its distribution of Fund Shares,
Distributor shall make quarterly payments to ING Financial based on the annual rate of 0.25%
(0.0625% quarterly) of the average net assets invested in the Funds through the Contracts or through ING Life,s arrangements with Plans in each calendar quarter. Distributor will make such payments to ING Financial within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING
Financial for the quarter and such other supporting data as may be reasonably requested by ING
Financial. If required by a Plan or by applicable law, ING Financial shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such 12b-1 fees, or to use
12b-1 fees it collects from Distributor to offset other fees payable by the Plan to ING Financial.

6.       Expenses.

          Distributor shall make available for reimbursement certain out-of-pocket expenses ING
Life incurs in connection with providing shareholder services to Contract owners or the Plans.
These expenses include actual postage paid by ING Life in connection with mailing updated
Prospectuses, supplements and financial reports to Contract owners or Plan Representatives or
Participants for which ING Life provides shareholder services hereunder, and all costs incurred by ING Life associated with proxies for the Fund, including proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage).
Except as otherwise agreed in writing, ING shall bear all other expenses incidental to the performance of the services described herein. Distributor shall, however, provide ING, or at
ING,s request, the Plan, with such sufficient copies of relevant Prospectuses for all Participants making an initial Fund purchase as well as relevant Prospectuses, prospectus supplements and

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periodic reports to shareholders, and other material as shall be reasonably requested by ING to disseminate to Plan participants who purchase shares of the Funds.

7.      Termination.

This Agreement shall terminate as to the maintenance of the Account:

          (a) At the option of either ING Life, ING Financial or Distributor upon sixty (60) days advance written notice to the other parties;

          (b) At the option of ING Life or ING Financial, if shares of the Funds are not available for any reason to meet the investment requirements of the Contracts or the Plans; provided, however, that prompt advance notice of election to terminate shall be furnished by the terminating entity;

          (c) At the option of either ING Financial or Distributor, upon institution of formal disciplinary or investigative proceedings against ING Financial, Distributor or the Funds by the
National Association of Securities Dealers, Inc. (“NASD”), SEC, or any other regulatory body;

          (d) At the option of Distributor, if Distributor shall reasonably determine in good faith that shares of the Funds are not being offered in conformity with the terms of this Agreement;

          (e) At the option of ING, upon termination of the management agreement between the
Fund and its investment adviser; written notice of such termination shall be promptly furnished to ING;

          (f) Upon assignment of this Agreement by any party, unless made with the written consent of all other parties hereto; provided, however, that a party may assign, without consent of the other parties, its respective duties and responsibilities under this Agreement to any of their affiliates or any company that acquires or succeeds to all or a portion of its business, and provided, further, that ING Financial or ING Life may enter into subcontracts with other dealers for the solicitation of sales of shares of the Funds without the consent of Distributor, provided that ING Life shall monitor such other dealers to ensure they are acting consistent with the terms of this Agreement, and shall be responsible and liable for the performance of such other dealers,
or

          (g) If the Fund,s shares are not registered, issued or sold in conformance with federal law or such law precludes the use of Fund shares as an investment vehicle for the Contracts or the
Plans; provided, however, that prompt notice shall be given by any party should such situation occur.

8.      Continuation of Agreement.

          Termination as the result of any cause listed in Section 7 hereof shall not affect the Funds, respective obligations to continue to maintain the Account as an investment option for Plans electing to invest in the Funds prior to the termination of this Agreement, solely with respect to investments made or elected to be made prior to such termination. In the event of termination,
ING Financial will use commercially reasonable efforts to transition any investments in the
Funds into other investment options, including without limitation promptly seeking a substitution order from the Securities and Exchange Commission.

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9.        Advertising and Related Materials.

            (a) Advertising and literature with respect to the Funds prepared by ING Financial or the
Nominee or its agents for use in marketing shares of the Funds to Contract owners or Plans
(except any material that simply lists the Funds, names) shall be submitted to Distributor for review and approval before such material is used with the general public or any Contract owner,
Plan, Plan Representative, or Participant. Distributor shall advise the submitting party in writing within three (3) Business Days of receipt of such materials of its approval or disapproval of such materials.

            (b) Distributor will provide to ING at least one complete copy of all prospectuses, statements of additional information, annual and semiannual reports and proxy statements, other related documents, and all amendments or supplements to any of the above documents that relate to the Funds promptly after the filing of such document with the SEC or other regulatory authorities. Distributor will also provide to ING an electronic copy of all prospectuses, statements of additional information, annual and semiannual reports, and all amendments or supplements suitable for posting on ING,s websites at our discretion.

            (c) Distributor will provide via Excel spreadsheet diskette format or in electronic transmission to ING at least quarterly portfolio information necessary to update Fund profiles within seven business days following the end of each quarter.

10.       Proxy Voting.

            ING or the Nominee will distribute to Contract owners, Plan Representatives or
Participants all proxy materials furnished by Distributor or its designees for the Funds. ING and the Nominee shall not oppose or interfere with the solicitation of proxies for Fund shares held for such beneficial owners.

11.       Indemnification.

            (a) ING agrees to indemnify and hold harmless the Funds, Distributor and each of their affiliates and their respective directors, officers, employees, agents and each person, if any, who controls the Funds or their investment adviser within the meaning of the Securities Act of 1933
(“1933 Act”) against any losses, claims, damages or liabilities to which the Funds, Distributor or any such affiliate or any such director, officer, employee, agent, or controlling person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) (i) arise out of, or are based upon, the provision of administrative services by ING Life under this Agreement, (ii) result from a breach of a material provision of this Agreement or (iii)
result from a violation by ING of Applicable Law. ING will reimburse any legal or other expenses reasonably incurred by Distributor, the Funds or their affiliates and any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that ING will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the gross negligence or willful misconduct of Distributor or any such director, officer, employee, agent or any controlling person herein defined in performing their obligations under this Agreement. The indemnified parties specified in this Section 11(a)
are intended to be third party beneficiaries of this Section 11(a). Any such intended third party beneficiary shall be treated as a party to this Agreement solely to the extent necessary for such third party beneficiary to enforce its rights under this Agreement.

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           (b) Distributor agrees to indemnify and hold harmless each of ING Financial and ING
Life, the Nominee and each of their directors, officers, employees, agents and each person, if any, who controls ING Financial and ING Life and the Nominee within the meaning of the 1933
Act against any losses, claims, damages or liabilities to which ING Financial or ING Life, the
Nominee, or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i)
arise out of or are based upon any untrue statement of any material fact contained in the registration statement, prospectus or sales literature of the Funds or arise out of, or are based upon, the omission or the alleged omission to state a material fact that is necessary to make the statements therein not misleading or (ii) result from a breach of a material provision of this
Agreement. Distributor will reimburse any legal or other expenses reasonably incurred by ING
Financial or ING Life, the Nominee, or any such director, officer, employee, agent, or controlling person in connection with investigation or defending any such loss, claim, damage, liability or action; provided, however, that will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the gross negligence or willful misconduct of ING Financial or ING Life, the Nominee or their respective directors, officers, employees, agents, or any controlling person herein defined in the performance of their obligations under this Agreement.

           (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 11 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and monitoring of such action.

12.        Privacy and Anti Money Laundering.

(a)	“Confidential Information” means this Agreement and all proprietary information, data, trade secrets, business information and other information of any kind which (a) a party (“Discloser”) discloses to the other party (“Recipient”) or to which Recipient obtains access in connection with this Agreement and (b) relates to (i) the Discloser, (ii) in the case of ING: Distributor, the Funds or their affiliates, or (iii) third-party suppliers or licensors who have made confidential or proprietary information available. Confidential Information includes customer and account information.

(b)	The Recipient shall not disclose or use Confidential Information other than in the course of ordinary business to carry out the purpose for which the Confidential Information was provided to the Recipient. The Recipient also shall not disclose customer information on other than a “need to know” basis and then only to: (i) Recipient,s employees or officers; (ii) affiliates of Recipient provided they shall be restricted in use and redisclosure to the same extent as Recipient; or (iii) carefully selected subcontractors that have entered into confidentiality agreements no less restrictive than the terms of this Agreement; or pursuant to the exceptions set forth in 15 USC 6802(e) and associated regulations. Prior to any

LIBC/2550182.8

disclosure of Confidential Information as required by law, the Recipient shall (i) notify the Discloser of any actual or threatened legal compulsion of disclosure and any actual legal obligation of disclosure immediately upon becoming so obligated and (ii) cooperate with the Discloser,s reasonable, lawful efforts to resist, limit or delay disclosure. Nothing in this Section shall require any notice or other action by us or our affiliates in connection with requests or demands for Confidential Information by applicable regulators. The restrictions set forth herein shall survive the termination of this Agreement.

(c)	These confidentiality obligations do not apply to information which: Recipient already rightfully possesses when disclosed by Discloser; Recipient independently develops; becomes publicly known other than by breach of this Section; or Recipient rightfully receives from a third party without the obligation of confidentiality.

(d)	You acknowledge that we must comply with the information security standards of the Gramm-Leach-Bliley Act (15 USC 6801, 6805(b)(1)) and the regulations promulgated thereunder and with other statutory and regulatory requirements as well as our internal information security program. You will reasonably assist us in complying and conforming with our information protection policies. We will inform you of our requirements in this regard.

(e)	Each of the parties to this Agreement has established and will maintain programs, policies and procedures as required by federal, state or local law to detect and prevent money laundering. Each party shall cooperate with the others to the extent required by law to facilitate implementation of each other,s anti-money laundering (AML) program, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure compliance with the AML regulations.

(f)	You further represent and warrant that you: (i) have established policies and procedures designed to prevent and detect money laundering and to meet applicable anti-money laundering legal and regulatory requirements, including requirements relating to suspicious activity reporting; (ii) have procedures to ensure that none of your customers holding Fund shares appear on or are covered by any lists of prohibited persons, entities, and jurisdictions maintained and administered by the U.S. Treasury Department,s Office of Foreign Assets Control (“OFAC”); (iii) have established a customer identification program (CIP) in accordance with the requirements of the law, including those CIP requirements relating to recordkeeping; and (iv) do not believe, have no current reason to believe that any of your customers holding Fund shares through you are engaged in money-laundering activities or are associated with any terrorist or other individuals, entities or organizations sanctioned by the United States or the jurisdictions in which you do business, or appear on any lists of prohibited persons, entities, and jurisdictions maintained and administered by OFAC. On condition that the Fund and/or Distributor has an effective notice on file pursuant to Section 314(b) of the USA Patriot Act and applicable regulations promulgated thereunder, you agree to comply with reasonable requests for information, not prohibited by law, within the scope and for the purposes specified in that Section.

13.       Compliance with Law.

            (a) You represent and warrant to us that: (i) your compliance personnel have sufficient expertise and experience to implement this Agreement in accordance with its terms; (ii) you have in place compliance systems, policies and procedures designed to detect and prevent late trading

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of mutual fund shares; and (iii) you have adequate qualified personnel and systems to comply with any restrictions and limitations on purchases, redemptions and exchanges described in the
Prospectus, including any restrictions or prohibitions relating to frequent purchases and redemptions (i.e., market timing) and any share purchase eligibility requirements.

          (b) You agree to comply with Applicable Law and, if applicable, the rules of the
National Securities Clearing Corporation (“NSCC”). You shall have sole responsibility for the registration and licensing of persons selling Fund shares on your behalf and the manner of sale of
Fund shares by you or those that sell on your behalf.

          (c) You agree to cooperate fully with any and all efforts by us or the Funds to assure ourselves that you have implemented effective compliance policies and procedures administered by qualified personnel including, without limitation:

          (i) permitting us and the Funds to become familiar with your operations and understand those aspects of your operations that expose us or the Funds to compliance risks;

          (ii) permitting us and the Funds to maintain an active working relationship with your compliance personnel;

          (iii)providing us and the Funds with periodic and special reports in the event of compliance problems;

          (iv) providing us and the Funds with such certifications as we may require on a periodic or special basis; and

          (v) making your personnel and applicable policies and procedures available to such audit personnel as we or the Funds may designate to audit the effectiveness of your compliance controls.

14. Representations and Warranties.

          (a) Representations of ING Life. ING Life represents and warrants:

          (i) that it (1) is a life insurance company organized under the laws of the State of
Connecticut, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state insurance laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

          (ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

          (b) Representations of ING Financial. ING Financial represents and warrants:

          (i) that it (1) is a member in good standing of the NASD, (2) is registered as a broker-
dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement;

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             (ii) that it (1) is a limited liability company duly organized under the laws of the State of
Delaware , (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state and securities laws, (4) is duly registered and authorized to conduct business in every jurisdiction where such registration or authorization is required, and will maintain such registration or authorization in effect at all times during the term of this
Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement;

             (iii) that it is authorized under the Plans to make available investments of Plan assets in the name of the Nominee of each Plan or in the name of ING Life in shares of investment companies or other investment vehicles specified by Plan Representatives or Participants; and

             (iv) that it will not, without the written consent of Distributor, make representations concerning shares of the Funds except those contained in the then-current prospectus and in the current printed sales literature approved by either the Fund or Distributor.

             (c) Representations of Distributor. Distributor represents and warrants:

             (i) that the Funds (1) are duly organized under the laws of the various states, (2) are in good standing in such jurisdictions~~.~~, (3) are in material compliance with all applicable federal, state and securities laws, and (4) are duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required;

             (ii) that the shares of the Funds are registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the States and all applicable federal, state, and securities laws; that the Funds amend their registration statements under the 1933 Act and the
1940 Act from time to time as required or in order to effect the continuous offering of its shares;
and that the Funds have registered and qualified its shares for sale in accordance with the laws of each jurisdiction where it is required to do so;

             (iii) that the Funds are currently qualified as regulated investment companies under
Subchapter M of the Internal Revenue Code of 1986, as amended, and will make every effort to maintain such qualification, and that Distributor will notify ING Financial and ING Life immediately upon having a reasonable basis for believing that any of the Funds have ceased to so qualify or that any might not qualify in the future;

             (iv) that Distributor (1) is a member in good standing of the NASD, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement; and

             (v) that Distributor (1) is a corporation duly organized under the laws of the
Commonwealth of Massachusetts, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state, and securities laws, (4) is duly registered and authorized in every jurisdiction where such license or registration is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5)
has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement.

LIBC/2550182.8

15.         Governing Law.

               This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of Connecticut without giving effect to the principles of conflicts of laws and the provisions shall be continuous.

16.         Miscellaneous.

               (a) Amendment and Waiver. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

               (b) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

               To ING Financial/ING:

                     ING Financial Advisers, LLC/ING Life Insurance and Annuity Company
                     151 Farmington Avenue, TS31
                     Hartford, CT 06156
                     Attention: Law Department, Prospectus Unit
                     (860) 723-2257 or 2247

               To Distributor:
                     c/o Columbia Management Services, Inc.
                     245 Summer Street Floor 3
                     Boston, MA 02110
                     Telefacsimile: (617) 742-2989
                     Attn: Dealer File Department

Any notice, demand or other communication given in a manner prescribed in this Subsection (b)
shall be deemed to have been delivered on receipt.

               (c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

               (d) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this
Agreement by signing any such counterpart.

               (e) Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

               (f) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and supersedes all

LIBC/2550182.8

prior agreement and understandings relating to such subject matter; provided, that this
Agreement does not supersede (1) the Fund Participation Agreement, dated May 1, 2004, among
Wanger Advisors Trust, Columbia Wanger Asset Management, LP, ING Life Insurance and
Annuity Company, and ReliaStar Life Insurance Company, or (2) the Service Agreement with
Investment Advisor, dated May 1, 2004, between Columbia Wanger Asset Management, LP,
ING Life Insurance and Annuity Company, ING Insurance Company of America, and ReliaStar
Life Insurance Company.

LIBC/2550182.8

              IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

ING LIFE INSURANCE AND ANNUITY COMPANY

By /s/ David Kelsey
Name_David Kelsey________________
Title__Vice President_______________

ING FINANCIAL ADVISERS, LLC

By__/s/ David Kelsey______________
Name__David Kelsey______________
Title_Vice President_______________

COLUMBIA MANAGEMENT DISTRIBUTORS, INC.

By	/s/ Donald E. Froudl
Name	Donald E. Froudl
Title	President Intermediary Distribution

LIBC/2550182.8

Schedule A

For any additional separate accounts

LIBC/2550182.8

EXHIBIT I
To
SELLING AND SERVICES AGREEMENT

Procedures for Pricing and Order/Settlement Through National Securities Clearing
Corporation,s Mutual Fund Profile System and Mutual Fund Settlement, Entry and
Registration Verification System

1.     As provided in Section 3(f) of the Selling and Services Agreement and Fund Participation
Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National Securities Clearing
Corporation (“NSCC”) and its subsidiary systems as follows:

(a)	Distributor or the Funds will furnish to ING Financial or its affiliate through NSCC,s Mutual Fund Profile System (“MFPS”) (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund,s ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to ING Financial or its affiliate by 6:30 p.m. Eastern Time on each business day that the Fund is open for business (each a “Business Day”) or at such other time as that information becomes available. Changes in pricing information will be communicated to both NSCC and ING Financial or its affiliate.

(b)	Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund,s net asset value is calculated as specified in such Fund,s prospectus (“Close of Trading”) on each Business Day (“Instructions”), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, ING

Financial or its affiliate will calculate the net purchase or redemption order for each Fund. Orders for net purchases or net redemptions derived from Instructions received by ING Financial or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC,s Mutual Fund Settlement, Entry and Registration Verification System (“Fund/SERV”) by 5:00 a.m. Eastern Time on the next Business Day. Subject to ING Financial,s or its affiliate,s compliance with the foregoing, ING Financial or its affiliate will be considered the agent of the Distributor and the Funds, and the Business Day on which Instructions are received by ING Financial or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by ING Financial or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund,s then current prospectuses.

(c)	ING Financial or its affiliate will wire payment for net purchase orders by the Fund,s NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by ING Financial or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

LIBC/2550182.8

(d)	NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by ING Financial or its affiliate, by 5:00 p.m.

Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund,s prospectus and statement of additional information.

(e)	With respect to (c) or (d) above, if Distributor does not send a confirmation of ING Financial,s or its affiliate,s purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day,s payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(f)	If on any day ING Financial or its affiliate or Distributor is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Distributor or to ING Financial or its affiliate, as applicable, as is otherwise provided in the Agreement.

(g)	These procedures are subject to any additional terms in each Fund,s prospectus and the requirements of applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2.        ING Financial or its affiliate, Distributor and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking
Matrix Level utilized.

3.        Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.

LIBC/2550182.8

EXHIBIT II

ING Excessive Trading Policy [see attached]

LIBC/2550182.8

Exhibit II

ING “EXCESSIVE TRADING” POLICY

The ING Family of insurance	1. ING actively monitors fund transfer	2.	If ING determines that an individual
companies (“ING”), as providers	and reallocation activity within its		has made a purchase of a fund
of multi-fund variable insurance	variable insurance and retirement		within 60 days of a prior round-trip
and retirement products, has	products to identify Excessive		involving the same fund, ING will
adopted this Excessive Trading	Trading.		send them a letter warning that
Policy to respond to the demands			another sale of that same fund
of the various fund families which	ING currently defines Excessive Trading as		within 60 days of the beginning of
make their funds available			the prior round-trip will be deemed
through our variable insurance	a. More than one purchase and		to be Excessive Trading and result
and retirement prod-ucts to	sale of the same fund (including		in a six month suspension of their
restrict excessive fund trading	money market funds) within a 60		ability to initiate fund transfers or
activity and to ensure compliance	calendar day period (hereinafter,		reallocations through the Internet,
with Section 22c-2	a purchase and sale of the same		facsimile, Voice Response Unit
of the Investment Company Act	fund is referred to as “round-		(VRU), telephone calls to the ING
of 1940, as amended. ING’s	trip”). This means two or more		Customer Service Center, or other
current definition of Excessive	round-trips involving the same		electronic trading medium that
Trading and our policy with	fund within a 60 calendar day		ING may make available from time
respect to such trading activity	period would meet ING’s		to time (“Electronic Trading
is outlined below.	definition of Excessive Trading:		Privileges”). Likewise, if ING
	or		determines that an individual has
	b. Six round-trips within a twelve		made five round-trips within a twelve
	month period.		month period, ING will send them a
letter warning that another purchase
	The following transactions are excluded		and sale of that same fund within
	when determining whether trading		twelve months of the initial purchase
	activity is excessive:		in the first round-trip in the prior
	a. Purchases or sales of shares		twelve month period will be deemed
	related to non-fund transfers		to be Excessive Trading and result in
	(for example, new purchase		a six month suspension of their
	payments, withdrawals and		Electronic Trading Privileges.
	loans);		According to the needs of the
various business units, a copy of the
	b. Transfers associated with		warning letters may also be sent, as
	scheduled dollar cost averaging,		applicable, to the person(s) or entity
	scheduled rebalancing or		authorized to initiate fund transfers
	scheduled asset allocation		or reallocations, the agent/registered
	programs;		representative or investment adviser
	c. Purchases and sales of fund		for that individual. A copy of the
	shares in the amount of $5,000		warning letters and details of the
	or less;		individual’s trading activity may
also be sent to the fund whose shares
	d. Purchases and sales of funds that		were involved in the trading activity.
affirmatively permit short-term
trading in their fund shares, and
movement between such funds
and a money market fund; and

e. Transactions initiated by a member of the ING family of insurance companies.

ING Logo

ING “EXCESSIVE TRADING” POLICY

3. If ING determines that an individual	4. Following the six month suspension	6.	Each fund available through ING’s
has used one or more of its products	period during which no additional		variable insurance and retirement
to engage in Excessive Trading,	Excessive Trading is identified,		products, either by prospectus or
ING will send a second letter to the	Electronic Trading Privileges may		stated policy, has adopted or may
individual. This letter will state that	again be restored. ING will continue		adopt its own excessive/frequent
the individual’s Electronic Trading	to monitor the fund transfer and		trading policy. ING reserves the
Privileges have been suspended for a	reallocation activity, and any future		right, without prior notice, to
period of six months. Consequently,	Excessive Trading will result in an		implement restrictions and/or
all fund transfers or reallocations,	indefinite suspension of the		block future purchases of a fund
not just those which involve the fund	Electronic Trading Privileges.		by an individual who the fund
whose shares were involved in the	Excessive Trading activity during		has identified as violating its
Excessive Trading activity, will then	the six month suspension period		excessive/frequent trading policy.
have to be initiated by providing	will also result in an indefinite		All such restrictions and/or
written instructions to ING via	suspension of the Electronic		blocking of future fund purchases
regular U.S. mail. During the six	Trading Privileges.		will be done in accordance with
month suspension period, electronic			the directions ING receives from
“inquiry only” privileges will be	5. ING reserves the right to limit fund		the fund.
permitted where and when possible.	trading or reallocation privileges
A copy of the letter restricting future	with respect to any individual, with
transfer and reallocation activity to	or without prior notice, if ING
regular U.S. mail and details of the	determines that the individual’s
individual’s trading activity may also	trading activity is disruptive,
be sent to the fund whose shares	regardless of whether the individual’s
were involved in the Excessive	trading activity falls within the
Trading activity.	definition of Excessive Trading set
forth above. Also, ING’s failure to
send or an individual’s failure to
receive any warning letter or other
notice contemplated under this
Policy will not prevent ING from
suspending that individual’s Electronic Trading Privileges or taking any other action provided
for in this Policy.

www.ing.com/us www.ingretirementplans.com
Insurance products, annuities and retirement plan funding that are issued by (third party administrative services may also be provided by) ING Life Insurance and Annuity
Company and ReliaStar Life Insurance Company are distributed by ING Financial Advisers, LLC (member SIPC). One Orange Way, Windsor, CT 06095-4774. These companies are wholly owned, indirect subsidiaries of ING Groep N.V. Securities may also be distributed through other broker-dealers with which ING has selling agreements. Insurance obligations are the responsibility of each individual company. Products and services may not be available in all states.
©2007 North America Insurance Company C07-0613-002 (6/07)

PDF.M.S.MS.1796 (8/07)	Retirement Insurance Investments	ING Logo